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                                                                  EXHIBIT 11.01
                             TECHNOLOGY SOLUTIONS COMPANY

                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except earnings per share)


                                                          FOR THE YEAR
                                                         ENDED MAY 31,(A)
                                                    --------------------------
                                                      1997     1996       1995
                                                    -------   -------   -------
Net earnings per statements of income. . . . . .    $15,067   $ 4,574   $ 3,367

Earnings resulting from modified treasury
  stock method . . . . . . . . . . . . . . . . .      --          194       429
                                                    -------   -------   -------

    Net earnings per modified treasury
    stock method . . . . . . . . . . . . . . . .    $15,067   $ 4,768   $ 3,796
                                                    ========  =======  ========

Shares:

    Weighted average shares outstanding. . . . .     23,555    20,874    20,282
    Common stock equivalents . . . . . . . . . .      3,024     3,339     3,887
                                                    -------   -------   -------

    Total. . . . . . . . . . . . . . . . . . . .     26,579    24,213    24,169
                                                    ========  =======  ========

Earnings per common share. . . . . . . . . . . .    $  0.57   $  0.20  $   0.16
                                                    ========  =======  ========

-----------------------

A) 1995-1997 share data and per share data have been restated to reflect the three-for-two stock splits that were effective on August 1, 1997 and July 30, 1996, respectively.


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